EXHIBIT 99.1

Management 2004 Estimated Reserves for NEG Holding LLC

As of January 21, 2005, management of NEG Holding LLC estimates that proved reserves of oil and gas were approximately 249,700 MMcfe. MMcfe means million cubic feet of gas equivalent determined using the ratio: six thousand cubic feet of natural gas (Mcf) to one barrel of 42 U.S. gallons (Bbl) of crude oil, condensate or natural gas. This reserve estimate has been prepared by internal engineering staff and has not been prepared, reviewed or assessed by independent reserve engineering firms. Reserves prepared by independent reserve engineering firms might differ materially from this estimate. NEG Holding annually obtains reserve estimates prepared by independent engineers and such estimates are being prepared currently. In addition, the preparation of estimates inherently is subject to uncertainty. The estimation of reserves requires substantial judgment on the part of petroleum engineers, resulting in imprecise determinations, particularly with respect to recent discoveries. The accuracy of any reserve estimate depends on the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may result in revisions of the estimate. Accordingly, estimates of reserves are often materially different from the quantities of natural gas, condensate and oil that are ultimately recovered, and these estimates will change as future production and development information becomes available. The internally prepared data as of January 21, 2005 presented above represents an estimate only and should not be construed as being exact.

4